UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material under §240.14a-12

COLUMBIA SPORTSWEAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Portland, Oregon

April 5, 2010

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Tuesday, May 25, 2010, at our headquarters located at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy and/or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2010

Dear Shareholders:

Our annual meeting will be held at 3:00 p.m. Pacific Time on Tuesday, May 25, 2010, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

3.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 22, 2010, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning March 26, 2010, at our corporate headquarters.

By Order of the Board of Directors

/s/ Peter J. Bragdon
Peter J. Bragdon
Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary

Portland, Oregon

April 5, 2010

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Tuesday, May 25, 2010, at the Company’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, our 2009 Annual Report to Shareholders, and our form of proxy will be provided to shareholders on or about April 5, 2010. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, 2009 Annual Report to Shareholders, and form of proxy, will be borne by the Company. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies will be solicited by use of the mail and the internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials. In accordance with Securities and Exchange Commission rules, the Company’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Annual Report to Shareholders, Proxy Statement and/or form of proxy in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are company shareholders will be householding our Notice or proxy materials. If you have received notice from the company or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker.

Who Can Vote. Only shareholders of record at the close of business on March 22, 2010 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on March 22, 2010, 33,737,144 shares of our Common Stock, the only authorized voting security of the Company, were issued and outstanding. Because holders of Common Stock are entitled to one vote per share, a total of 33,737,144 votes are entitled to be cast at the annual meeting.

How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and/or Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary a written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

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Attending the annual meeting and voting in person. If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 22, 2010, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the 2009 Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	14,968,818	(2)	44.36
Gertrude Boyle	5,310,707		15.74
Sarah A. Bany	1,689,313	(3)	4.99
John W. Stanton	339,006	(4)	1.00
Bryan L. Timm	124,140	(5)	*
Edward S. George	54,942	(6)	*
Michael W. McCormick	49,524	(7)	*
Walter T. Klenz	48,800	(8)	*
Murrey R. Albers	47,596	(9)	*
Stephen E. Babson	42,136	(10)	*
Thomas B. Cusick	28,782	(11)	*
Andy D. Bryant	24,985	(12)	*
All executive officers and directors as a group (14 persons)	22,809,109	(13)	66.59

*	Less than 1%

(1)	Shares that the person or group has the right to acquire within 60 days after March 22, 2010 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes 365,463 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s children, and 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee. Also includes 2,572,693 shares held in eight grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary. Does not include (i) 137 shares held by Mr. Boyle’s son and (ii) 22,000 shares held by Mr. Boyle’s son and 23,575 shares held by Mr. Boyle’s daughter, the purchases of which were financed with a loan from Mr. Boyle. The ownership of shares held by Mr. Boyle’s son and daughter are not attributable to Mr. Boyle, and Mr. Boyle disclaims beneficial ownership of these shares.

(3)	Includes (a) 312,637 shares held in two grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, (b) 50,346 shares subject to options exercisable within 60 days after March 22, 2010, and (c) 2,263 shares subject to restricted stock units (“RSUs”) that vest within 60 days after March 22, 2010. Includes 424,331 shares held by DSRA, LLC. Also includes 10,883 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)	Includes 25,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 29,324 shares subject to options exercisable within 60 days after March 22, 2010, and 2,263 shares subject to RSUs that vest within 60 days after March 22, 2010.

(5)	Includes 116,298 shares subject to options exercisable within 60 days after March 22, 2010. Amount does not include 580 shares earned under the individual performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2010.

(6)	Includes 7,800 shares held by George Family Investment L.P. and 6,400 shares held by The George Family Trust, for which Mr. George is a trustee. Mr. George disclaims beneficial ownership of these shares. Also includes 36,543 shares subject to options exercisable within 60 days after March 22, 2010, and 1,257 shares subject to RSUs that vest within 60 days after March 22, 2010.

(7)	Includes 35,889 shares subject to options exercisable within 60 days after March 22, 2010. Amount does not include 520 shares earned under the individual performance component of the equity-based incentive compensation plan, but not yet vested. These shares vest on December 31, 2010.

(8)	Includes 42,092 shares subject to options exercisable within 60 days after March 22, 2010, and 1,257 shares subject to RSUs that vest within 60 days after March 22, 2010.

(9)	Includes 37,386 shares subject to options exercisable within 60 days after March 22, 2010, and 1,257 shares subject to RSUs that vest within 60 days after March 22, 2010.

(10)	Includes (a) 750 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 1,500 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 33,288 shares subject to options exercisable within 60 days after March 22, 2010, and (d) 1,257 shares subject to RSUs that vest within 60 days after March 22, 2010.

(11)	Includes 26,076 shares subject to options exercisable within 60 days after March 22, 2010.

(12)	Includes 17,348 shares subject to options exercisable within 60 days after March 22, 2010, and 2,263 shares subject to RSUs that vest within 60 days after March 22, 2010.

(13)	Includes 501,958 shares subject to options exercisable within 60 days after March 22, 2010, and 11,817 shares subject to RSUs that vest within 60 days after March 22, 2010.

CORPORATE GOVERNANCE

Board Involvement in Risk Oversight. Columbia’s management is responsible for identifying, assessing and managing the material risks facing Columbia. The Board of Directors generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance and compliance risk to the Nominating and Corporate Governance Committee. Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Columbia’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consists of independent directors and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and Columbia’s belief that having a strong, independent group of directors is important for good governance.

The Board of Directors also oversees and participates in a process of risk assessment within Columbia that is designed to identify the most salient enterprise risks facing Columbia’s business and to evaluate how the company’s corporate strategies align to manage those risks. Annually, each independent director participates in interviews and provides his judgment and assessment of the relative likelihood and magnitude of risks identified. The overall assessment also includes participation from company executives and a broad selection of managers. The results of the annual assessment are reviewed with and discussed by the entire Board. The Board believes that the process serves to identify material risks in a timely manner and to promote, when necessary, appropriate actions to address the management of the risks. For example, in recent years Columbia’s corporate strategic planning efforts have been enhanced in direct response to the overall assessment results.

Finally, the Board oversees organizational structure, policies and procedures at Columbia, such as the Code of Business Conduct and Ethics, to promote ethical conduct and compliance with law. For example, Columbia maintains a hotline for employees to report violations of the Code and the chair of the Audit Committee and the chair of the Nominating and Corporate Governance Committee receive copies of all hotline alerts.

Corporate Governance Guidelines. Columbia’s Board of Directors has adopted Corporate Governance Guidelines that address:

•	Director qualifications;

•	Director independence;

•	Director responsibilities;

•	Board Committees;

•	Director access to officers, employees and others;

•	Director compensation;

•	Director orientation and continuing education;

•	Chief Executive Officer evaluation and management succession;

•	Annual board and committee performance evaluations; and

•	Review of and access to the Corporate Governance Guidelines.

A copy of our Corporate Governance Guidelines is available on our website at www.columbia.com.

Independence. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under our Nominating and Corporate Governance Committee Charter, which adopts the standards for “independence” under the applicable NASDAQ listing rules and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent, as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, Bryant, George, Klenz and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. In addition, all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. There are no undisclosed transactions, relationships, or arrangements that were considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Code of Business Conduct and Ethics. Columbia has adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all other company directors and officers. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with the Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Leadership. Under our Board structure, leadership is provided primarily by the persons in the following positions, each of whom performs separate roles:

•	Chairman of the Board;

•	President and Chief Executive Officer; and

•	Chair of the Nominating and Corporate Governance Committee.

Gertrude Boyle is Chairman of the Board and Timothy P. Boyle is our President and Chief Executive Officer. Most of the functions typically performed by a chairman, such as convening and presiding over meetings of the Board, are performed by our President and Chief Executive Officer rather than our Chairman. As Chairman, Mrs. Boyle is recognized as a leader, keeper of institutional knowledge and significant stakeholder of Columbia. As President and Chief Executive Officer, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy, and presides over Board meetings. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by also having the President and Chief Executive Officer convene, establish agenda items for, and preside over meetings of the Board.

Columbia believes that having a strong, independent group of directors is important for good governance, and the Board has been, and continues to be, a strong proponent of Board independence. Consequently, Columbia’s corporate governance structures and practices include several additional independent oversight mechanisms. For example,

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six of the Board’s nine members, and each of the members of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees, are independent directors under applicable NASDAQ listing rules;

•	each director is free to suggest the inclusion of items for the Board’s agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting; and

•	the charters of each of the Board’s standing committees provide that each of these committees may seek legal, accounting or other expert advice from sources independent of Columbia’s management.

Moreover, the Board believes Columbia’s corporate governance practices ensure that strong and independent directors will continue to effectively oversee Columbia’s management and key issues related to long-range business plans, strategy and risks, and integrity. Pursuant to these governance practices, the Chairman of the Nominating and Corporate Governance Committee, in addition to his role as chairman of that committee:

•	convenes and presides over meetings of the independent directors in executive session;

•	convenes and presides over an annual off-site meeting of the independent directors; and

•	is available for consultation and direct communication from shareholders, if requested.

In performing the duties described above, the Chairman of the Nominating and Corporate Governance Committee consults with the chairs of the appropriate Board committees and solicits their participation.

Board Meetings. The Board of Directors met eight times in 2009. Four executive sessions of the Board of Directors were held in 2009. Each director attended at least 75% of the total number of meetings of the Board of Directors and of any committee on which he or she served in 2009. We do not maintain a formal policy regarding director attendance at annual shareholder meetings; however, we encourage directors to attend the annual meeting of shareholders. All but two of our directors attended our 2009 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2009, is described below.

Audit Committee. The Audit Committee is composed of Messrs. George, Bryant and Stanton. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met five times in 2009. Mr. George chairs the Audit Committee.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan and the Executive Incentive Compensation Plan. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee met seven times in 2009. Mr. Albers chairs the Compensation Committee.

The Compensation Committee retained PricewaterhouseCoopers LLP as its outside compensation consultant for 2009. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background and reputation of the representative who advises the Committee. The consultant reports directly to the Committee. Based on direction from the Committee, PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation;

•	general information on compensation practices at other companies;

•	specific data on the compensation paid to executive officers at peer companies; and

•	analyses of performance measures used in incentive programs.

PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs; and

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.

PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee, but does not provide recommendations on compensation decisions for individual executive officers. From time to time our Vice President of Global Human Resources provides information and feedback to PricewaterhouseCoopers on various compensation matters. Moreover, PricewaterhouseCoopers provides our Vice President of Global Human Resources and our President and CEO with copies of the information provided to the Committee.

In 2009, management separately engaged PricewaterhouseCoopers to perform tax consulting services. Tax consulting arrangements are requested and approved by management separately from any work that is requested by the Compensation Committee. The PricewaterhouseCoopers representative who provides services to the Committee did not participate in these tax consulting services. Also in 2009, the company subscribed to PricewaterhouseCoopers’ update service regarding regulatory developments in the European Union. The following is a summary of the approximate fees incurred by Columbia to PricewaterhouseCoopers in 2009 for all services, as categorized below:

2009
Executive and Director Compensation Consulting Fees(1)	$129,700
Other Fees(2)	375,393

Total	$505,093

(1)	Fees for services requested and approved by the Compensation Committee and billed to Columbia by PricewaterhouseCoopers LLP in 2009 consisted of (i) executive benchmarking and executive hiring packages; (ii) director compensation benchmarking and analysis; (iii) executive compensation trend analyses; (iv) equity plan design and analysis; and (v) attendance at Compensation Committee meetings.

(2)	Other fees for services requested and approved by management consisted of domestic and international tax consulting and transaction analyses and a regulatory update service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Babson, Albers, Bryant, George, Klenz and Stanton. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met three times in 2009. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to

consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2010 will be considered for nomination at the 2011 Annual Meeting of Shareholders. Recommendations received after December 31, 2010 will be considered for nomination at the 2012 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, referrals by search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Nominating and Corporate Governance Committee believes will best serve the company. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements and Securities and Exchange Commission rules. The Committee also believes key members of our management should participate as members of the Board.

As described above, our Board believes that maintaining a strong, independent group of directors that comprise a majority of our Board is important for good governance, and six of our nine directors qualify as independent. The Board believes that all of our independent directors (i) are financially literate and (ii) possess the other qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our independent directors have substantial senior executive-level experience. Each of Mrs. Boyle, Mr. Boyle and Ms. Bany are significant shareholders of Columbia, and as such their interests are aligned with other shareholders for building long-term shareholder value. For a more complete description of individual backgrounds, professional experiences, qualifications and skills, see the director profiles set forth under “Election of Directors” below.

Board Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually with the Board the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Nominating and Corporate Governance Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of background and experience in its assessment. The Nominating and Corporate Governance Committee considers these and other factors as it oversees the annual Board and committee assessments.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the

Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions. Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by the Company as a merchandiser. Joseph P. Boyle receives an annual salary of $104,500 and is eligible to receive bonus, equity and employment benefits available to other employees in comparable positions. The Nominating and Corporate Governance Committee reviewed and ratified this arrangement.

B2 Flight LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife, leases its aircraft to Columbia for business use upon request and on a per use basis at prices comparable to commercial airfare for each business traveler. Columbia directly employs pilots and a mechanic for flight crew services and pays all related costs. Such costs are billed to and reimbursed by B2 Flight LLC, net of a portion allocable to Columbia’s business use of the aircraft. In 2009, Columbia paid B2 Flight LLC $88,889 for use of the aircraft. Columbia also incurred $93,105 for related flight crew services (net of $379,553 reimbursed by B2 Flight LLC). We believe that these transactions were on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.

Related Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, 5% or greater shareholder, or any immediate family member of an officer, director, or 5% or greater shareholder (“related person”) pursuant to our related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions amounting to more than $120,000 in which the Company was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Committee’s guidelines and are appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis in 2009.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance, and oversight regarding the financial information provided by the company to the public or governmental bodies, the company’s systems of internal controls, and the company’s auditing, accounting, and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at www.columbia.com.

Deloitte & Touche LLP, the company’s independent registered public accounting firm, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee oversees the relationship between the company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm, and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:

•	reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and audit of internal control over financial reporting;

•	discussed with Deloitte & Touche LLP the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees);

•

received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence from the company and its management; and

•

reviewed and approved the fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for the year ended December 31, 2009 be included in the company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Andy D. Bryant

John W. Stanton

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our three other most highly compensated officers in 2009, whom we collectively refer to as our named executive officers. Our named executive officers are:

•	Timothy P. Boyle, President and CEO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Bryan L. Timm, Executive Vice President and Chief Operating Officer, or COO;

•	Michael W. McCormick, Executive Vice President of Global Sales and Marketing; and

•	Thomas B. Cusick, Senior Vice President, CFO and Treasurer.

In this CD&A, the terms “we,” “us,” “our” and “the company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other executive officers, and references in this CD&A to executive officers generally include the named executive officers and the other executive officers.

In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus, and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.

Our compensation program is designed:

•	to align executive officer and shareholder financial interests;

•	to encourage prudent risk taking of our executive officers in order to achieve long-term shareholder objectives;

•	to enable us to attract, retain and motivate key, highly talented executive officers; and

•	to consider competitive compensation practices and other relevant factors without establishing compensation targets at specific benchmark percentiles.

Highlights of our compensation program include the following:

•

we employ our executive officers “at will” and we have no employment or similar agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors in 2009, in which our Chairman and our President and CEO are not eligible to participate;

•	our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases;

•

we engage in extensive processes that require Compensation Committee review and approval of compensation program design and practices, advice of PricewaterhouseCoopers LLP, an independent compensation consultant engaged by the Committee for 2009, and comprehensive discussions between the Committee and our President and CEO regarding our President and CEO’s performance and the performance of our other executive officers; and

•	we have established appropriate written policies and practices regarding the timing and pricing of stock option grants.

Risk and Compensation

We believe our compensation programs for executive officers appropriately encourage prudent risk taking to achieve long-term shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including:

Principle	Practice

Governance	• all Compensation Committee members are independent, non-employee Board members

Program Design

•   programs are designed to provide motivation across our strategic objectives, short and long-term financial performance, and growth in shareholder value, while also promoting the attraction and retention of executive talent

•   programs balance strategic, financial and shareholder metrics

•   programs balance between short and long-term performance and cash and equity compensation

•   the vesting periods applied to long-term incentives provide long-term alignment with shareholders

•   maximum amounts payable are established under performance-based incentive programs

Program Implementation and Management

•   both strategic and financial metrics are established at the beginning of a performance period and evaluated at the end of a performance period by the Compensation Committee

•   all elements of executive compensation are reviewed annually by the Compensation Committee, with the assistance of its compensation consultant

•   base salaries and annual adjustments are based on market practices

•   annual incentive payouts have varied over time commensurate with business and individual executive performance

•   long-term incentives have varied over time based on both the company’s financial performance and stock price performance

•   processes are consistent with those established by the Compensation Committee and are monitored by the company’s human resources, finance and legal functions

Compensation objectives

Leadership and motivation of our executive officers are critical to our long-term success. We believe our executive officer compensation program enables us to attract, retain and motivate key high-quality executive officers who have significant responsibilities for our long-term success. Our executive officer compensation program also seeks to align these officers’ compensation with our short- and long-term operating and stock market performance.

The market for high-quality executive officers in our industry remains competitive. As with any company, part of attracting and keeping the executive officers we want involves offering total compensation packages that are competitive with those offered by other companies. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our core values of product quality, performance and execution in support of our corporate strategies and operating plans.

Compensation program design

Our compensation program is designed to reward our executive officers when they achieve our targeted annual performance goals, increase shareholder value and maintain long-term careers with us. Accordingly, we:

•	provide total compensation that is competitive with other companies in our industry;

•	link bonuses to corporate and individual performance; and

•	align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our common stock increases in the future, and benefits consistent with what is offered by similar companies. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased.

Components of compensation

We have a relatively simple compensation program. For 2009, our compensation program for named executive officers included the following three main components:

•	base salary;

•	annual, short-term incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and performance-based and time-based restricted stock units (“RSUs”).

These three components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation in the form of various other employee benefits and perquisites. Each of these elements helps us achieve the objectives of our compensation program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Base salary

We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer.

Short-term incentive compensation

We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual bonuses to motivate and reward achievement of corporate and personal objectives. The Executive Incentive Compensation Plan pursuant to which we grant non-equity incentive plan awards is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the plan for a calendar year is $2 million.

We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount awarded varies according to the achievement of company and individual performance objectives.

We may also award discretionary bonuses. Any discretionary bonuses are made outside of the Executive Incentive Compensation Plan. The Compensation Committee elected to award discretionary bonuses to certain named executive officers as an additional component of our 2009 compensation program, which is further described under “Analysis of 2009 named executive officer compensation—Short-term incentive compensation,” below. We did not grant discretionary bonuses to either our Chairman or our President and CEO.

Equity-based incentives

Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers, excluding our Chairman and our President and CEO, take the form of stock options and both performance-based and time-based RSUs. Because our Chairman and our President and CEO each hold substantial amounts of our outstanding Common Stock, to date we have not granted any equity-based incentives to these executive officers.

Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of large gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our stock option plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. RSUs, both time-based and performance-based, offer similar incentives to stock options since they reward increases in the market price of our Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase, and also subject executive officers to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs, we have been able to offer somewhat reduced total grant values than we previously offered solely in the form of stock options. This has reduced the shareholder dilution associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock are being used increasingly by other companies as the primary equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

Retirement savings plans

Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 50% of their elective deferrals up to 10% of their total eligible compensation. We also typically make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contributions consist of two components: profit sharing “A” amounts which are allocated among eligible employees based on a percentage of their annual salary and profit sharing “B” amounts which are evenly distributed among eligible employees. The total profit sharing contribution is determined each year by the Board of Directors. For 2009, the Board of Directors approved a profit sharing contribution of $1,150,000 that will be allocated among each eligible employee’s account.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan, and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 50% of their elective deferrals up to 10% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the “2009 Nonqualified Deferred Compensation” table below.

We also maintain separate retirement plans for employees in certain foreign jurisdictions in which none of our named executive officers participate.

Benefits and perquisites

We provide our named executive officers with competitive benefits and perquisites. In 2009, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. In addition to our 401(k) Profit Sharing Plan and 401(k) Excess Plan described above, these benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman, our President and CEO, and our President and CEO’s dependents with medical insurance at no cost, and we reimburse our Chairman and our President and CEO for health care plan deductibles, co-payments, and other out-of-pocket health care expenses up to a maximum aggregate amount of $100,000 per individual and each dependent per year. We also pay various club membership fees for our Chairman and our President and CEO.

Weighting of components of compensation

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each named executive officer’s potential total direct compensation at target performance levels. In addition, we believe annual compensation paid to our named executive officers, other than our Chairman and our President and CEO, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40%, of each named executive officer’s potential total compensation at target performance levels. Our President and CEO, who currently holds approximately 44% of our outstanding Common Stock, and our Chairman, who currently holds approximately 16% of our outstanding Common Stock, have not received, and in 2009 did not receive, any equity compensation awards.

Compensation process

The Board of Directors or the Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer. We believe the compensation we pay should be competitive, reasonable and performance-based.

Although we do not engage in traditional benchmarking, as part of our process for determining compensation, we review competitive compensation analyses provided by our compensation consultant that include an estimate of the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target total direct compensation (base salary plus target bonus plus equity related grants) for each of our named executive officers. In determining competitive, reasonable and appropriate levels of compensation, the Compensation Committee subjectively considers the relationship between the amount of compensation and the approximate median for each of these compensation measures. We also consider several other factors when determining appropriate compensation levels for each executive officer, including:

•	our analyses of competitive compensation practices;

•	individual performance and contributions to financial goals such as sales revenue and operating margin;

•	individual leadership, expectations, expertise, skills and knowledge;

•	labor market conditions; and

•	information and advice from an independent compensation consultant engaged by the Committee.

Our approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining an executive officer’s compensation.

Treatment of prior compensation

The Compensation Committee considers, in addition to the factors described above, equity awards previously granted to each individual, each individual’s accumulated vested and unvested equity awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards, the vesting schedule of the individual’s outstanding equity awards, a comparison of individual equity awards between executive officers and in relation to other compensation elements, shareholder dilution, and total accounting expense as part of its annual evaluation of executive compensation. The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is considered but is generally not the most significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Involvement of CEO and management

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of our President and CEO and our Vice President of Global Human Resources, input from the Committee’s outside compensation consultant, and the Committee’s own assessment of the executive officer’s performance, the executive officer’s expectations and other factors it deems relevant. Our President and CEO’s and our Vice President of Global Human Resources’ recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our President and CEO and our Vice President of Global Human Resources make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation. Our President and CEO does not make recommendations regarding his own compensation, which is solely the responsibility of the Committee.

Competitive survey information

We use multiple compensation survey sources, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Towers Perrin (retail/wholesale and general industry) and ICR Limited (apparel industry) specialty surveys. PricewaterhouseCoopers compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Watson Wyatt Data Services (general industry). These surveys include participating companies that are both smaller and larger than us based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Although we do not use this data formulaically, we consider the median, or 50th percentile, of the composite data as one among many factors as part of our subjective analysis regarding the appropriate amounts and types of executive compensation.

Other key practices and polices

Tax considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct for compensation paid to our President and CEO and to each of our three most highly compensated officers (other than the President and CEO or the Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes. In some circumstances, however, the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for our executive officers. In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.

Equity granting practices

Our practice has been to grant equity incentives to executive officers and non-executive employees on an annual basis. Under our current written policy, annual equity incentives are granted at the Compensation Committee’s first regularly scheduled meeting of the year, which usually is in January. The grants are made after completion of our annual performance review process. Individual grant amounts and all terms of the award are approved by the Committee at the meeting, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date. The Committee grants these equity incentives at its discretion, but generally cannot reduce or increase a specific award once made. In 2009, grants of performance-based RSUs to executive officers were delayed to February for the Committee’s further consideration of appropriate goals and performance criteria for the period.

Grants of equity incentives to non-executive employees residing in the United States generally are delegated to the Special Option Committee of our Board of Directors at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and terms other than price at the meeting, after which the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date.

Grants of equity incentives to non-executive employees residing outside the United States generally are delegated to the Special Option Committee at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and most terms other than price at the meeting. The Special Option Committee may approve terms necessary or advisable to adhere to local laws, and the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then generally grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date. If it is not possible to grant the equity incentives on the last trading day in February because of administrative or other reasons, including the time needed to comply with local laws, the Special Option Committee will grant the equity incentives on the last trading day in March. Regardless, the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the particular grant date.

In addition, the Compensation Committee grants equity incentives to newly hired executive officers and for executive officer promotion or retention purposes. The Compensation Committee also delegates authority to the Special Option Committee to grant equity incentives to newly hired non-executive employees and for non-executive employee promotion or retention purposes. Equity incentives for newly hired executive officers and non-executive employees, and for non-executive employee promotion and retention purposes, are granted on the last trading day of the month in which the newly hired executive officer commences employment or in which the promotion or retention grant is made. Equity incentives for executive officer promotion and retention purposes are granted on the date the Compensation Committee authorizes the particular grant. In all of these cases, the exercise price per share for each stock option granted is the per share closing market price of our common stock on the particular grant date.

We have no program or practice to time equity incentive grants in connection with the release of material non-public information.

RSU and stock option vesting are suspended during specified permitted leaves of absence.

We also maintain equity granting programs applicable to non-U.S. employees that comply with local applicable law. To the extent required, the practices relating to equity incentive grants made to such foreign employees may vary. None of our named executive officers participates under the terms of our foreign equity programs.

Committee target setting and discretion

The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting. Historically, the Committee has not exercised this discretion to any significant degree but instead has chosen to grant discretionary bonuses outside of the incentive plans when warranted, particularly when the extraordinary items occur late in the performance period.

The Compensation Committee also may reduce the amount payable under the Executive Incentive Compensation Plan to a named executive officer by up to 100%, based on factors that it determines warrant such a reduction and, again, historically has not exercised this discretion to any significant degree. Under the plan, the Committee has no discretion to increase any amount payable to a named executive officer. However, as noted above, the Committee may authorize additional cash compensation outside of the plan. For example, the Committee could award additional one-time compensation for retention purposes or for a named executive officer’s extraordinary contributions to the Company.

Analysis of 2009 named executive officer compensation

General

Our competitive compensation analyses identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of PricewaterhouseCoopers, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work and responsibilities. Mrs. Boyle has had significant marketing responsibilities and plays a prominent role in our civic and community relations activities. The Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our President and CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2009, the Committee determined that Mrs. Boyle’s target total direct compensation should be between 60% and 70% of our President and CEO’s target total direct compensation.

The 2009 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2009 Target Total Direct Compensation

Name	Annual Salary ($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation(1)($)	Target Total Direct Compensation(2)($)
Timothy P. Boyle President and CEO	810,000	110%	1,701,000	1,701,000

Gertrude Boyle Chairman of the Board	795,000	50%	1,192,500	1,192,500

Bryan L. Timm Executive Vice President and COO	445,000	70%	756,500	1,267,250

Michael W. McCormick Executive Vice President of Global Sales and Marketing	445,000	70%	756,500	1,263,336

Thomas B. Cusick Senior Vice President, Chief Financial Officer and Treasurer	325,000	50%	487,500	806,910

(1)	The sum of annual salary plus target bonus.

(2)	The sum of annual salary plus target bonus plus the estimated and probable fair value of the 2009 stock options, time-based and performance-based RSU awards. We grant no equity compensation awards to either our Chairman or our President and CEO.

Base salary

The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.” In 2009, the Committee recommended pay increases for the three named executive officers who had recently taken on significant additional responsibility, including: a 41% increase for Mr. Cusick, who had recently been promoted from Corporate Controller to Vice President and Chief Financial Officer, a 6% increase for Mr. Timm, who had recently been appointed as Executive Vice President and Chief Operating Officer in 2008, and a 12% increase for Mr. McCormick, who had recently been appointed Executive Vice President of Global Sales and Marketing in 2008. In each case, at the time of the executive appointment or promotion, salary adjustments had been delayed. We determined the specific amount of each increase based on our subjective analysis of each executive’s responsibilities and job performance, and we considered the competitive median base salary data for each position as one among many factors as part of our subjective analysis. Neither Mr. Boyle nor Mrs. Boyle received a salary increase in 2009. Annual salary adjustments typically become effective in March.

Short-term incentive compensation

The executive officers’ annual target bonuses were determined as a percentage of annual salary. The portion of the 2009 target bonus available to be paid to a named executive officer under the plan varied among our named executive officers, ranging from 50% to 70% of annual salary for named executive officers other than our President and CEO, whose target is 110% of annual salary. Our President and CEO’s target bonus amount constitutes a greater percentage of his base salary than the other named executive officers in part because, unlike the other named executive officers (excluding our Chairman), our President and CEO to date has not received equity compensation awards.

The amount of the actual bonus paid under the plan to each named executive officer is based on the extent to which the company meets or exceeds a performance target set by the Compensation Committee, which consists of a net income goal adjusted for income taxes and bonus payments. The pre-tax income target is set to align with our strategic plan and expectations regarding our performance. For 2009, the pre-tax income target set by the Committee was $110,879,000 before income tax and bonus expense.

The pre-tax income target constituted 80% of the total annual bonus potentially payable to each named executive officer under the plan in 2009. The remaining 20% of the total bonus was based on the named executive officer’s individual performance during the year. The Compensation Committee confirms whether the named executive officer (other than our President and CEO) has met or exceeded the individual performance objectives based on the CEO’s determinations. The individual performance objectives were set early in 2009 by our President and CEO and consist of financial, operational, brand and product, and personal goals. This determination is based in large part on our President and CEO’s assessment of the named executive officer’s performance against those objectives. The Committee makes its own determination about whether our President and CEO has met or exceeded his individual performance objectives, which were set early in 2009 by the Committee and consist of short-term operational goals, long-term strategic goals, and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the pre-tax income target under the Executive Incentive Compensation Plan, the Committee may award to the named executive officer the full bonus amount based on achievement of the individual performance objectives (i.e., the amount constituting 20% of the named executive officer’s total potential bonus). If the Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.

Over the past five years, we have achieved:

•	performance in excess of the company performance target two times, but have not achieved the maximum, “stretch” performance level;

•	an average of 89% of the established company performance target; and

•	an average payout percentage of 100% of the company performance target award opportunity for the three years in which the minimum threshold was met and a payout was made.

The Committee intends to set the threshold and stretch company performance target levels so that the relative difficulty of achieving the company performance target level is consistent from year to year. For further discussion regarding target setting, see “Committee target setting and discretion,” above.

In February 2009, the Committee determined, based in part on competitive market data, to adjust the bonus targets for executive vice president positions to 70% of base salary from 50% of base salary. The portion of the target bonus available to be paid under the plan to other named executive officers is 50% of annual salary for named executive officers other than our President and CEO. The ranges of threshold to stretch bonuses as a percentage of annual salary of named executive officers are as set forth in the table below. The following table also summarizes the various potential 2009 bonus payouts under the plan as approved by the Committee.

2009 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Target Company Performance Component (as a % of Annual Salary)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle President and CEO	110%	80%	20%	22%	88%	24%	176%

Gertrude Boyle Chairman of the Board	50%	80%	20%	10%	40%	20%	80%

Bryan L. Timm Executive Vice President and COO	70%	80%	20%	14%	56%	28%	112%

Michael W. McCormick Executive Vice President of Global Sales and Marketing	70%	80%	20%	14%	56%	28%	112%

Thomas B. Cusick Senior Vice President, Chief Financial Officer and Treasurer	50%	80%	20%	10%	40%	20%	80%

(1)	The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and company performance is at least 65% of the pre-tax income target established by the Compensation Committee.

(2)	The Threshold Company Performance Component is paid out if 80% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the minimum company performance component required by the Compensation Committee.

(3)	The Stretch Company Performance Component is paid out if 120% of the pre-tax income target set by the Compensation Committee is achieved, and constitutes the maximum company performance component.

Assuming the target bonus levels were achieved, Mr. Boyle’s total cash compensation (annual salary plus target bonus) for 2009 was 33% above the competitive market median total cash compensation; however, Mr. Boyle’s total direct compensation was substantially below the competitive market median. Mr. Boyle’s positioning reflects the fact that he does not receive any equity-based incentives because he owns a substantial amount of our Common Stock. Mrs. Boyle’s total cash compensation was set at approximately 70% of our President and CEO’s total cash compensation. Total cash compensation for each of our other named executive officers was at or below the market median of the competitive market data.

For 2009, we achieved net income of 92.8% of the target set by the Compensation Committee. Accordingly, each of the company performance component and the individual performance component was earned and payable under the plan. In addition, the Committee elected to award discretionary bonuses to certain named executive officers, other than our Chairman and our President and CEO, in recognition of extraordinary efforts in 2009, most importantly for their efforts in managing the Company through a difficult economic period and challenging retail environment. The table below summarizes the actual bonus payouts made in 2009.

2009 Actual Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Discretionary Bonus ($)	Total Bonus ($)
Timothy P. Boyle President and CEO	160,380	526,176	—	686,556

Gertrude Boyle Chairman of the Board	71,550	260,760	—	332,310

Bryan L. Timm Executive Vice President and COO	62,300	204,344	140,000	406,644

Michael W. McCormick Executive Vice President of Global Sales and Marketing	62,300	204,344	60,000	326,644

Thomas B. Cusick Senior Vice President, Chief Financial Officer and Treasurer	32,500	106,600	—	139,100

Equity-based incentives

In 2009, the Committee established the following mix of forms of annual equity awards for named executive officers, other than our Chairman and our President and CEO, for delivering the expected value of overall long-term incentives:

Expected % of Equity Value
Stock Options	45%
Performance-Based Restricted Stock Units	35%
Time-Based Restricted Stock Units	20%

We chose these types of awards and established this weighting based on the recommendation of our compensation consultant to provide an effective incentive for the executive officers. In addition to the equity awards the Committee granted pursuant to the mix established by the Committee as described above, the Committee also granted additional time-based RSUs to Mr. Timm and Mr. McCormick, and additional time-based RSUs and stock options to Mr. Cusick, in recognition of their respective recent increases in responsibilities, as discussed under “Base Salary” above. The Committee awarded a competitive number of RSUs and option shares that, when added to the particular named executive officer’s target total cash compensation, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. We do not believe that the estimated fair value of our equity-based incentives reflected in the 2009 Summary Compensation Table and the 2009 Grants of Plan-Based Awards Table is a measure of the compensation actually received or that may be received. Our executive officers are motivated by the potential appreciation in the value of these equity-based incentives if the market price of our common stock increases. Because our Chairman and our President and CEO each hold substantial amounts of our outstanding Common Stock, to date we have not granted any equity-based incentives to these executives officers.

All of our equity-based incentives are subject to vesting. Beginning with grants made in 2009, vesting schedules for both stock option grants and time-based RSUs were modified to reflect the Compensation Committee’s desire to simplify and standardize vesting schedules. The vesting periods for grants made in 2009 are as follows:

Vesting Schedule
Stock Options	25% of the award vests each year on the anniversary of the grant date over 4 years

Time-Based Restricted Stock Units	25% of the award vests each year on the anniversary of the grant date over 4 years

Performance-based RSUs granted to named executive officers in 2009 vest on the first anniversary of the last day of a three-year performance period. For example, grants made in 2009 for the 2009-2011 performance period would become fully vested on December 31, 2012 if the performance goals for that period are achieved.

The number of performance-based RSUs that vest is determined by reference to achievement of specified performance goals during the performance period. Beginning with the performance-based RSU grants for the 2009-2011 period, the performance components and the relative weight of those components were modified from previous grants to include the existing measure of minimum levels of cumulative operating income and average return on invested capital targets at 50% of the award value and to add a new relative three-year average operating margin measure for the remaining 50% of the award value. The individual performance component was eliminated. We made these changes based on recommendations from our compensation consultant and the Compensation Committee’s subjective determination regarding what type of terms would provide an effective incentive.

Shares earned under the new relative three-year average operating margin performance measure are limited to 100% of the target. With respect to the minimum levels of cumulative operating income and average return on invested capital component, if minimum levels of cumulative operating income and average return on invested capital are not met, each named executive officer will forfeit the entire award. Above these minimum levels, each named executive officer may be awarded from 1% to 150% of the shares awarded under this component, depending on the relative achievement of the target levels. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each three-year performance period; however, unfavorable and unprecedented economic conditions have increased the uncertainty of our planning and forecasts and the relative difficulty of establishing appropriate targets. The Committee believes that the addition of a measure of relative three-year average operating margin performance against an industry peer group provides a means of earning performance shares during periods of significant volatility and provides a reward for managing through difficult business cycles, controlling for industry effects. Under this new performance measure, 50% of the shares would not be earned unless Columbia’s three-year average operating margin exceeds the median three-year average operating margin of a specific peer group of companies.

The relative operating margin measure compares Columbia’s three-year average operating margin to a peer group consisting of the following companies: Carters, Inc., Deckers Outdoor Group, Hanesbrands Inc., Jones Apparel Group, K-Swiss Inc., Liz Claiborne Inc., Nike Inc., Oxford Industries, Philips-Van Heusen Corporation, Polo Ralph Lauren Corp., Quiksilver, The Timberland Company, Under Armour Inc., VF Corporation, Volcom, Inc., Warnaco Group Inc., and Wolverine World Wide Inc. The companies in the peer group were approved by the Committee, and were chosen based on their comparability with Columbia’s business mix and scope.

If Columbia’s three-year average operating margin is below the median of the peer group, no RSUs vest under this measure. The percentage of the shares subject to the three-year average operating margin performance criteria that vest if Columbia’s three-year operating margin is above the median of the peer group is as follows:

Columbia’s Percentile Rank	% of RSUs that Vest
50-59	20%
60-69	40%
70-79	60%
80-89	80%
90+	100%

If data becomes unavailable for any company during the three-year cycle, due to a transaction or otherwise, operating margin will be averaged over the period for which data is available.

In 2007, the Committee granted RSU awards for the performance period 2007-2009 with the following targets:

	Cumulative Operating Income (2007-2009) (dollars in millions)
	At Least	$560	$ 610	$ 660	$ 710	$760	$810
Average Return on Invested Capital (2007-2009)	15%	0%	40%	65%	70%	80%	90%
	17%	40%	75%	85%	90%	100%	110%
	19%	75%	90%	100%	115%	135%	160%
	21%	90%	100%	120%	135%	150%	180%
	24%	105%	115%	135%	155%	170%	200%

In 2009, our ability to meet the pre-established minimum levels of operating income and return on invested capital was significantly affected by, among other things, the unprecedented economic downturn coupled with a shift in our business model that included extraordinary incremental capital investments and costs in support of our corporate strategic plan, including expansion of our direct-to-consumer operations. Since our performance-based equity awards involve three-year performance periods, it is very unlikely that we will meet minimum three-year corporate performance requirements for the performance-based RSU grants made prior to 2009.

Since the minimum levels of operating income and return on invested capital were not met for the 2007-2009 period, each named executive officer forfeited the Company performance component of the award. Of the named executive officers eligible to receive awards, based on evaluation of annual performance results, Mr. McCormick and Mr. Timm have satisfied all or a portion of the individual performance component requirements of the award (20%) and will receive that portion of the award once the award becomes fully vested on December 31, 2010. If Mr. McCormick continues employment with us through December 31, 2010, he will receive 520 shares. If Mr. Timm continues employment with us through December 31, 2010, he will receive 580 shares. Mr. Cusick was not eligible for performance-based RSU grants in 2007, and Mr. Boyle and Mrs. Boyle do not participate in the plan.

Assuming that the target bonus levels and equity-based incentives performance targets were achieved, our named executive officers’ total direct compensation (annual salary plus bonus plus the expected value of equity incentives) was at the approximate competitive median for Mr. Timm and Mr. McCormick and below the median for Mr. Cusick, who was new to his position. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock. Because our Chairman does not receive grants of equity-based incentives, Mrs. Boyle’s total direct compensation was set at 70% of our President and CEO’s total direct compensation.

In making compensation determinations, the Compensation Committee did not specifically consider the ratio of our President and CEO’s compensation to that of the executive officers, other than for our Chairman. The average target total direct compensation of our three named executive officers other than our Chairman was 65% of our President and CEO’s target total direct compensation. Specifically, Mr. Timm’s target total direct compensation was 75% of our President and CEO’s, Mr. McCormick’s was 74% of our President and CEO’s, and Mr. Cusick’s was 47% of our President and CEO’s. We believe these relationships appropriately reflect each named executive officer’s level of responsibility.

Excluding our Chairman and our President and CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers for 2009 consisted, on average, of the following proportions of components: 36% in base salary, 24% in target short-term incentive compensation, and 40% in equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.

Change in control severance plan

In January 2009, the Board determined that it was in the company’s best interest to adopt a change in control severance plan that would offer certain key employees, including the named executive officers, based on level of position, income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause, and to secure for the benefit of the Company the services of the eligible employees, including the named executive officers in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. The plan was not adopted by the Board in anticipation of any transaction and had been considered by the board over a period of time. The Board determined that these types of arrangements were common for companies against which we compete for talented key personnel and were beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments upon Termination or Change in Control,” below.

2009 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Boyle	2009	810,000	—	—	—	686,556	28,687	1,525,243
President and CEO	2008	804,231	—	—	—	—	23,568	827,799
	2007	772,308	171,600	—	—	745,087	36,190	1,725,185

Gertrude Boyle	2009	795,000	—	—	—	332,310	64,785	1,192,095
Chairman of the Board	2008	789,231	—	—	—	—	15,488	804,719
	2007	759,231	61,200	—	—	265,730	24,172	1,110,333

Bryan L. Timm	2009	461,202	140,000	358,505	152,245	266,644	35,663	1,414,259
Executive Vice President and COO	2008	425,105	142,126	209,330	289,086	—	27,669	1,093,316
	2007	363,952	98,108	162,342	170,230	124,008	19,126	937,766

Michael W. McCormick	2009	443,116	60,000	356,191	150,645	266,644	30,738	1,307,334
Executive Vice President of Global Sales and Marketing	2008	383,308	139,600	182,688	264,307	—	29,789	999,692

Thomas B. Cusick	2009	327,592	—	198,584	120,556	139,100	21,673	807,505
Senior Vice President, Chief Financial Officer and Treasurer

(1)	For 2009, amounts include employee contributions deferred under our 401(k) Excess Plan as follows: Mr. Boyle, $0; Mrs. Boyle, $0; Mr. Timm, $60,589; Mr. McCormick, $58,272; and Mr. Cusick, $20,218.

(2)	The amounts set forth in the “Stock Awards” and “Option Awards” columns reflects the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. For example, Mr. Timm and Mr. McCormick did not realize these values for the 2007 performance-based RSU stock awards because the performance objectives of the awards were not met and therefore the company performance component of the RSUs were forfeited. The maximum payout amounts for the performance restricted stock units reported in the “Stock Awards” column above were as follows: 2009: Mr. Timm, $163,660; Mr. McCormick, $161,953 and Mr. Cusick, $40,908; 2008: Mr. Timm $376,794 and Mr. McCormick, $328,838 and 2007: Mr. Timm $292,216. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2007, 2008 and 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	The amounts set forth in the “All Other Compensation” column consist of the following:

Name	Year	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Matching Contributions under the Company’s 401(k) Excess Plan	Profit Sharing Contributions under the Company’s 401(k) Profit Sharing Plan	Payment of Certain Fees†	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Miscellaneous Club Membership Fees
Timothy P. Boyle	2009	$11,000	—	*	—	*	*	*
Gertrude Boyle	2009	$11,000	—	*	$45,000	—	*	*
Bryan L. Timm	2009	*	$22,044	*	—	*	—	—
Michael W. McCormick	2009	*	$20,886	*	—	*	—	—
Thomas B. Cusick	2009	*	$10,109	*	—	*	—	—

*	Value less than $10,000

†	During 2009, Gertrude Boyle submitted filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, known as the HSR Act, based on her past acquisitions of Columbia stock. At its October and December 2009 meetings, the independent directors of the Board reviewed the legal requirements under the HSR Act, the stock acquisitions triggering the filing requirement and the practices of other public companies with respect to HSR filings. Based on this review, the Board approved the payment by Columbia of the HSR Act filing fees otherwise payable by Mrs. Boyle. The Board determined that these payments were appropriate because of the unavailability of an HSR Act exemption for stock acquisitions made by officers and directors for investment or compensation purposes and because the filing obligations arose as a direct result of Mrs. Boyle’s position as an officer or director of Columbia. The Company has established procedures designed to ensure compliance with the HSR Act for stock acquisitions made by officers and directors.

2009 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy P. Boyle	1/23/2009	194,400	712,800		1,425,600	—	—	—	—	—	—	—
	1/23/2009		178,200	(1)		—	—	—	—	—	—	—

Gertrude Boyle	1/23/2009	159,000	318,000		636,000	—	—	—	—	—	—	—
	1/23/2009		79,500	(1)		—	—	—	—	—	—	—

Bryan L. Timm	1/23/2009 1/23/2009 1/23/2009 1/23/2009 2/24/2009	124,600 — — — —	249,200 62,300 — — —	(1)	498,400 — — — —	— — — — 123	— — — — 4,889	— — — — 6,112	— — 7,913 — —	— — — 22,840 —	— — — 31.21 —	— — 227,577 152,245 130,928

Michael W. McCormick	1/23/2009 1/23/2009 1/23/2009 1/23/2009 2/24/2009	124,600 — — — —	249,200 62,300 — — —	(1)	498,400 — — — —	— — — — 121	— — — — 4,838	— — — — 6,048	— — 7,880 — —	— — — 22,600 —	— — — 31.21 —	— — 226,629 150,645 129,562

Thomas B. Cusick	1/23/2009 1/23/2009 1/23/2009 1/23/2009 2/24/2009	65,000 — — — —	130,000 32,500 — — —	(1)	260,000 — — — —	— — — — 31	— — — — 1,222	— — — — 1,528	— — 5,767 — —	— — — 18,086 —	— — — 31.21 —	— — 165,858 120,556 32,726

(1)	Amount represents individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component also is a maximum amount under the plan.

Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table

Salary

Salaries paid to our named executive officers are set forth in the 2009 Summary Compensation Table. The amounts set forth in the “Salary” column of the 2009 Summary Compensation Table include payments in 2009 for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the 2009 Summary Compensation Table) may vary from the executive officer’s annualized salary. For fiscal 2009, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the 2009 Summary Compensation Table: Mr. Boyle (53%), Mrs. Boyle (67%), Mr. Timm (33%), Mr. McCormick (34%), and Mr. Cusick (41%).

Bonus

Discretionary bonuses paid to our named executive officers are set forth in the “Bonus” column of the 2009 Summary Compensation Table. The discretionary bonuses are described in further detail under the caption “Compensation Discussion and Analysis—Components of compensation—Short-term incentive compensation” above.

Stock Awards

We awarded time-based and performance-based RSUs to our named executive officers under our 1997 Stock Incentive Plan. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2009 Grants of Plan-Based Awards Table represent the threshold, target, and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 1, 2009 through December 31, 2011 performance period, depending on the extent to which individual and company performance goals are met or exceeded. RSUs earned during the performance period will vest on December 31, 2012. The amounts set forth in the “All Other Stock Awards” column of the 2009 Grants of Plan Based Awards Table represent the number of time-based RSUs granted to each named executive officer.

Option Awards

We awarded stock options to our named executive officers under our 1997 Stock Incentive Plan. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2009 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Compensation

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2009 Grants of Plan-Based Awards Table represent the threshold, target, and maximum payout amounts payable for achieving the corporate and individual performance objectives under the Company’s Executive Incentive Compensation Plan for 2009 awards. The Compensation Committee determined at its January 22, 2010 meeting that the corporate performance objectives under this plan were met, achieving 92.8% of the income performance target and, accordingly, payouts were made under these awards and the actual amounts received by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table. Based on the CEO’s assessments, the named executive officers, other than the Chairman and President and CEO, achieved their individual performance objectives. A discussion of the corporate performance targets that were achieved is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2009 named executive officer compensation—Short-term incentive compensation” above. For fiscal 2009, the aggregate bonuses paid under our Non-Equity Incentive Compensation Plan to our named executive officers accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the 2009 Summary Compensation Table: Mr. Boyle (45%), Mrs. Boyle (28%), Mr. Timm (19%), Mr. McCormick (20%), and Mr. Cusick (17%).

All Other Compensation

All other compensation of our named executive officers is set forth in the 2009 Summary Compensation Table for Fiscal 2009 and described in greater detail in footnote 3 to the table. These benefits are discussed under the caption “Compensation Discussion and Analysis—Components of compensation—Benefits and perquisites” above.

2009 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS				STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Bryan L. Timm	04/19/02	15,000	—	38.29	04/18/12	—		—	—	—
	08/23/02	15,000	—	38.99	08/22/12	—		—	—	—
	03/11/03	18,000	—	33.69	03/10/13	—		—	—	—
	05/13/04	15,000	—	53.12	05/12/14	—		—	—	—
	09/06/05	15,000	—	45.88	09/05/15	—		—	—	—
	07/20/06	4,442	758	43.83	07/19/16	—		—	—	—
	01/18/07	6,927	2,573	58.26	01/17/17	—		—	—	—
	01/18/07	—	—	—	—	580	(2)	22,643	—	—
	01/24/08	16,771	18,229	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	—		—	1,100	42,944
	01/23/09	—	22,840	31.21	01/22/19	—		—	—	—
	01/23/09	—	—	—	—	7,913	(3)	308,924	—	—
	02/24/09	—	—	—	—	—		—	25	976

		106,140	44,400			8,493		331,567	1,125	43,920

Michael W. McCormick	08/07/06	4,583	917	49.65	08/06/16	—		—	—	—
	01/18/07	6,198	2,302	58.26	01/17/17	—		—	—	—
	01/18/07	—	—	—	—	520	(2)	20,301	—	—
	10/31/07	—	—	—	—	267	(3)	10,424	—	—
	01/24/08	15,333	16,667	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	—		—	960	37,478
	01/23/09	—	22,600	31.21	01/22/19	—		—	—	—
	01/23/09	—	—	—	—	7,880	(3)	307,635	—	—
	02/24/09	—	—	—	—	—		—	25	976

		26,114	42,486			8,667		338,360	985	38,454

Thomas B. Cusick	03/11/03	375	—	33.69	03/10/13	—		—	—	—
	05/13/04	6,000	—	53.12	05/12/14	—		—	—	—
	07/20/06	3,075	525	43.83	07/19/16	—		—	—	—
	01/18/07	3,806	1,413	58.26	01/17/17	—		—	—	—
	01/18/07	—	—	—	—	525	(3)	20,496	—	—
	01/24/08	6,287	6,833	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	1,620	(3)	63,245	—	—
	01/23/09	—	18,086	31.21	01/22/19	—		—	—	—
	01/23/09	—	—	—	—	5,767	(3)	225,144	—	—
	02/24/09	—	—	—	—	—		—	7	273

		19,543	26,857			7,912		308,884	7	273

(1)	Option Grant Date	Vesting Schedule
	April 19, 2002	25% vested May 1, 2003, and the remaining 75% vested ratably over the following 36 months
	August 23, 2002	25% vested September 1, 2003, and the remaining 75% vested ratably over the following 36 months
	March 11, 2003	25% vested on April 1, 2004, and the remaining 75% vested ratably over the following 36 months

	May 13, 2004	25% vested on June 1, 2005, and the remaining 75% vested ratably over the following 36 months
	September 6, 2005	100% vested on September 6, 2006
	July 20, 2006	25% vested on August 7, 2007, and the remaining 75% vest ratably over the following 36 months
	August 7, 2006	25% vested on July 20, 2007, and the remaining 75% vest ratably over the following 36 months
	January 18, 2007	25% vested on January 18, 2008, and the remaining 75% vest ratably over the following 36 months
	January 24, 2008	25% vested on January 24, 2009, and the remaining 75% vest ratably over the following 36 months
	January 23, 2009	25% vest on each anniversary date over four years

(2)	These performance-based RSUs have been earned under the individual performance component of the equity-based incentive compensation plan, but have not yet vested. These RSUs vest on December 31, 2010.

(3)	Time-based RSU Grant Date	Vesting Schedule
	January 18, 2007	50% vested on January 18, 2009 and 50% vested on January 18, 2010
	October 31, 2007	50% vested on October 31, 2009 and 50% vest on October 31, 2010
	January 24, 2008	100% vest on January 24, 2011
	January 23, 2009	25% vest on each anniversary date over four years

(4)	Assuming performance objectives are met, the performance-based RSUs would vest as follows:
	Grant Date	Performance Period	Vesting Schedule
	January 24, 2008	2008-2010	December 31, 2011
	January 23, 2009	2009-2011	December 31, 2012

(5)	Based on the a value of $39.04 per share, the closing market price of our Common Stock on December 31, 2009.

Narrative Disclosure to 2009 Outstanding Equity Awards at Fiscal Year-End Table

The amounts set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the threshold number of performance-based RSUs that may be earned by each of the named executive officers for the January 1, 2008 through December 31, 2010 performance period (for 2008 grants), and the January 1, 2009 through December 31, 2011 performance period (for 2009 grants), depending on the extent to which individual and company performance goals are met or exceeded. Any performance-based RSUs earned during the 2008 grant performance period will vest on December 31, 2011, and any RSUs earned during the 2009 grant performance period will vest on December 31, 2012. The performance period for the 2007 grants is completed and the company performance component of the RSUs for the 2007 grant performance period were forfeited on December 31, 2009. All or a portion of the individual performance component has been met for each of the eligible named executive officers, and the individual performance component RSUs that were earned will vest on December 31, 2010. These individual component shares are set forth in “Number of Shares or Units of Stock that Have Not Vested” column above.

The amounts set forth in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” column were calculated using a value of $39.04 per share, the closing market price of our Common Stock on December 31, 2009, the last business day of the year, multiplied by the threshold number of performance-based RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

2009 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bryan L. Timm	520	20,301
Michael W. McCormick	1,667	60,719
Thomas B. Cusick	1,125	36,143

There were no stock option exercises by named executive officers in 2009.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions in 2009(1)	Matching Company Contributions in 2009(1)	Aggregate Earnings in 2009(1)	Aggregate Balance at 12/31/2009(1)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Bryan L. Timm	$60,589	$22,044	$32,341	$160,164
Michael W. McCormick	58,272	20,886	30,996	150,340
Thomas B. Cusick	20,218	10,109	15,646	68,959

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the 2009 Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching contributions made by us in early 2010 based on 2009 executive contributions; these amounts are also included in amounts reported for 2009 in the All Other Compensation column of the 2009 Summary Compensation Table. None of the amounts in the Aggregate Earnings column are included in amounts reported in the 2009 Summary Compensation Table because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Except for $30,195 of Mr. Cusick’s aggregate balance, all of the amounts reported in the Aggregate Balance column have been reported in the 2009 Summary Compensation Tables in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan

The named executive officers are eligible to participate in our 401(k) Excess Plan, which became effective in 2008. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as company contributions under the 401(k) Excess Plan. Participants in the 401(k) Excess Plan may elect in advance to defer up to 70% of their annual base salary, bonus and incentive payments and we may make matching contributions for the participants equal to 50% of their elective deferrals up to 10% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. Our matching contribution for 2009 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the 2009 Summary Compensation Table above.

Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of two investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances quarterly. The funds available under the 401(k) Excess Plan consist of 2 mutual funds with either a balanced or growth investment objective. The investment funds had annualized returns in 2009 of 27% and 29%, respectively. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Potential Payments Upon Termination or Change in Control

In January 2009, our board of directors approved a Change in Control Severance Plan pursuant to which we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Neither Chief Executive Officer Timothy P. Boyle nor Chairman Gertrude Boyle is eligible to participate in the plan. The plan was not adopted by the board in anticipation of any transaction and had been considered by the board over a period of time. The board determined that these types of arrangements are common for companies against which we compete for talented key personnel and were beneficial for management recruitment purposes.

In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued substantial violations of employment duties that are willful and deliberate and other substantial violations of the plan, including violation of Columbia’s Code of Conduct or other restrictive covenants agreed to under the plan. “Good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a home office relocation of over 75 miles.

Termination without cause or for good reason, following a change in control

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” after a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Timm, Mr. McCormick and Mr. Cusick is equal to two times the sum of base annual salary plus a pro-rated portion of the officer’s target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a qualifying termination in connection with a change in control, each participant would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.

The following table shows the estimated change in control benefits that would have been payable to the named executive officers if the named executive officer were terminated by us without cause, or if the named executive officer terminated his employment for good reason, in connection with a change in control, as of December 31, 2009.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance- based Restricted Stock Unit Acceleration(4)	Total Lump Sum Payments
Bryan L. Timm	$1,513,000	$19,983	$178,837	$318,059	$61,215	$2,091,094
Michael W. McCormick	1,513,000	18,051	176,958	308,924	55,085	2,072,018
Thomas B. Cusick	975,000	19,983	141,613	308,885	2,499	1,447,980

(1)	The amounts in the table above represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2009.

(2)	Option Acceleration. The amounts in the table above represent the value that would be realized on acceleration of outstanding options based on the difference between the grant price and $39.04, which was the closing price of our Common Stock on December 31, 2009.

(3)	Time-based Restricted Stock Unit Acceleration. The amounts in the table above represent the number of shares that would be issued under the awards, multiplied by a stock price of $39.04 per share, which was the closing price of our Common Stock on December 31, 2009, the last trading day of 2009. See “2009 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Compensation Components—Equity-based incentives,” above.

(4)	Performance-based Restricted Stock Unit Acceleration. The amounts in the table above were calculated using a value of $39.04 per share, the closing market price of our Common Stock on December 31, 2009, the last business day of the year, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

Termination without cause

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Timm, Mr. McCormick and Mr. Cusick would be equal to one and one half times the sum of base annual salary plus target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a termination other than in connection with a change in control, Mr. Timm, Mr. McCormick and Mr. Cusick would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.

The following table shows the estimated severance benefits that would have been payable to each of the named executive officers if his employment was terminated by us without “cause” on December 31, 2009.

Name	Cash Severance Benefit	Insurance Continuation(1)	Total Lump Sum Payments
Bryan L. Timm	$1,134,750	$19,983	$1,154,733
Michael W. McCormick	1,134,750	18,051	1,152,801
Thomas B. Cusick	731,250	19,983	751,233

(1)	Insurance Continuation. The amounts in the table above represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2009.

Termination due to Death or Disability

The following table shows the estimated payout for each named executive officer had his employment terminated on December 31, 2009 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout, but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares.

Name	Time-based Restricted Stock Unit Acceleration(1)
Bryan L. Timm	$318,059
Michael W. McCormick	308,924
Thomas B. Cusick	308,885

(1)	Time-based Restricted Stock Unit Acceleration. The amounts in the table above represent the number of shares that would be issued under the awards, multiplied by a stock price of $39.04 per share, which was the closing price of our Common Stock on December 31, 2009, the last trading day of 2009. See “2009 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Components of Compensation—Equity-based incentives,” above.

DIRECTOR COMPENSATION

Our director compensation program is intended to enable us to:

•	attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of the Company receive no separate compensation for their service as directors.

Each director who is not an employee of the Company receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 Company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•

a stock option grant valued at $50,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•

a grant of time-based restricted stock units valued at $50,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each anniversary of the grant date. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 cash retainer, allocated between stock options and/or restricted stock unit awards which vest in full on the first anniversary of the grant date. As described in more detail below, in 2009, three of our seven non-employee directors elected to receive equity compensation in lieu of their $60,000 annual board service fee for the twelve month period beginning May 21, 2009.

Payment of Other Fees

During 2009, Gertrude Boyle and Sarah A. Bany each submitted filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, known as the HSR Act, based on their past acquisitions of Columbia stock. At its October and December 2009 meetings, the independent directors of the Board reviewed the legal requirements under the HSR Act, the stock acquisitions triggering the filing requirement and the practices of other public companies with respect to HSR filings. Based on this review, the Board approved the payment by Columbia of the HSR Act filing fees otherwise payable by them. The Board determined that these payments were appropriate because of the unavailability of an HSR Act exemption for stock acquisitions made by officers and directors for investment or compensation purposes and because the filing obligations arose as a direct result of each individual’s position as an officer or director of Columbia. The company has established procedures designed to ensure compliance with the HSR Act for stock acquisitions made by officers and directors.

2009 Director Compensation Table

The following table summarizes the compensation earned by each non-employee director in 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	$—	$80,030	$80,002	$48,500	$208,532
Murrey R. Albers	$55,000	$50,021	$50,001	$2,538	$157,560
Stephen E. Babson	$55,000	$50,021	$50,001	$1,519	$156,541
Andy D. Bryant	$20,000	$80,030	$80,002	$3,500	$183,532
Edward S. George	$90,000	$50,021	$50,001	$1,819	$191,841
Walter T. Klenz	$80,000	$50,021	$50,001	$3,500	$183,522
John W. Stanton	$20,000	$80,030	$80,002	$826	$180,858

(1)

The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value and represent the dollar amounts that may be recognized for each 2009 award for financial statement reporting purposes over the award’s vesting schedule computed in accordance with FASB ASC Topic 718— Stock Compensation. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to the Company’s consolidated financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The following table sets forth the aggregate number of stock awards and the aggregate number of option awards held as of December 31, 2009, by each of our directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	3,839	60,569
Murrey R. Albers	2,833	47,609
Stephen E. Babson	2,833	38,261
Andy D. Bryant	3,839	22,321
Edward S. George	2,833	46,766
Walter T. Klenz	2,833	47,065
John W. Stanton	3,839	34,297

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director. The amount also includes $45,000 paid on behalf of Ms. Bany related to a filing under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended based on her past acquisitions of Columbia stock. Although Mrs. Boyle does not receive compensation in connection with her service as a director, $45,000 was also paid on behalf of Mrs. Boyle related to a similar filing. See Note 3 to the 2009 Summary Compensation Table above.

Annual cash fees paid to the directors are recommended by the Compensation Committee for Board approval and paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2009 Director Compensation Table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Messrs. Bryant and Stanton and Ms. Bany each received equity in lieu of $60,000 of the annual fees due to them for fiscal 2009 service. Equity grants in lieu of fees are included in the “Stock Awards” and “Option Awards” columns as described in Footnote 1 to the 2009 Director Compensation Table.

PROPOSAL 1: ELECTION OF DIRECTORS

A Board of nine directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz and John W. Stanton. Each nominee is now a director of the Company. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted.

Name, Principal Occupation, Other Directorships and Qualification Highlights

Gertrude Boyle (age 86) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as the Company’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle and Sarah A. Bany’s mother.

Mrs. Boyle has been involved in the business throughout its various stages, and in particular, she has been an active participant in Columbia’s promotional campaigns. Mrs. Boyle’s philanthropic endeavors and leadership in the Portland community have been widely recognized and honored, enhancing Columbia’s community relationships.

Timothy P. Boyle (age 60) has served on the Board of Directors since 1978. Mr. Boyle joined the Company in 1971 as General Manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brewers Alliance, Inc. (Nasdaq: HOOK). Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother. Mr. Boyle has spent his entire business career growing Columbia Sportswear into one of the largest outerwear companies in the world. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within the company has resulted in a deep understanding of the business issues facing the company.

Sarah A. Bany (age 51) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company, where she currently serves as Executive Vice President of Brand Development. From 1979 to August 1998, Ms. Bany held various positions at Columbia Sportswear Company, most recently as Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister. Ms. Bany’s years of service at the company and her brand development experience has resulted in a deep understanding of Columbia’s business, particularly with respect to brand enhancement and marketing.

Murrey R. Albers (age 69) has served on the Board of Directors since July 1993. Mr. Albers chairs the Compensation Committee. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers’ executive experience provides the company with insights into operations, acquisitions and valuable business relationships in the region where the company operates its headquarters.

Stephen E. Babson (age 59) has served on the Board of Directors since July 2002. Mr. Babson chairs the Nominating and Corporate Governance Committee. Mr. Babson has been a managing director in Endeavour Capital, a Northwest private equity firm, since April 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including ESCO Corporation, Columbus Foods, LLC, Little Red Services, Inc., National Frozen Foods Corporation, New Seasons Market, LLC, Northland Transportation Company, Tidewater Holdings, Inc. and WinCo Foods, LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides the company with valuable insights related to capital markets, strategic planning and financial integrity.

Andy D. Bryant (age 59) has served on the Board of Directors since 2005. Mr. Bryant is Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the Board of Directors of Synopsys, Inc. (Nasdaq:SNPS) from 1999 to 2005 and is a member of the board of directors of Kryptiq Corporation and McKesson Corporation. Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Edward S. George (age 73) has served on the Board of Directors since 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George’s banking experience provides the Board and the Audit Committee, for which he serves as chair, with valuable financial expertise. The Board has designated Mr. George as an “audit committee financial expert.”

Walter T. Klenz (age 65) has served on the Board of Directors since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005 and is a member of the board of directors of Vintage Wine Trust, a privately-held real estate investment trust. Mr. Klenz also serves as a director of Vincraft Group and J. Lohr Winery, both privately-held wine companies. Mr. Klenz brings a combination of global branding, distribution, financial and operational expertise to the Board.

John W. Stanton (age 54) has served on the Board of Directors since 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in small wireless-related companies, and Trilogy International Partners, which operates wireless systems internationally. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chairman and Chief Executive Officer of VoiceStream Wireless Corporation. Mr. Stanton served on the board of directors of ALLTEL Corporation from 2006 to 2007 and on the board of directors of Advanced Digital Information Corporation (“ADIC”) from 1989 to 2006, including the period during which ADIC was owned by Interpoint Corporation from 1994 to 1996. Mr. Stanton is a member of the board of directors of Clearwire Corporation (Nasdaq: CLWR) and Hutchison Telecommunications International Limited. Mr. Stanton’s executive and entrepreneurial experiences provide the company with insights into global operations, strategic planning, mergers and acquisitions and financial matters.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for directors at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.

Principal Accountant Fees and Services

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year. For work performed in regard to fiscal years 2008 and 2009, we paid Deloitte & Touche LLP the following fees for services, as categorized below:

	2008	2009
Audit Fees(1)	$1,418,726	$1,360,838
Audit-Related Fees(2)	24,100	21,384
Tax Fees(3)	190,774	184,624
All Other Fees	—	—

Total	$1,633,600	$1,566,846

(1)	Fees for audit services billed to the Company by Deloitte & Touche LLP in 2008 and 2009 consisted of:

•	audit of the Company’s annual financial statements and Sarbanes-Oxley Act, Section 404 related services;
•	reviews of the Company’s quarterly financial statements; and
•	statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.

(2)	Fees for audit-related services billed to the Company by Deloitte & Touche LLP in 2008 and 2009 consisted of employee benefit plan audits and consultation on SEC comment letters.

(3)	Fees for tax services billed to the Company by Deloitte & Touche LLP in 2008 and 2009 consisted of:

•	federal tax return compliance assistance;
•	foreign tax compliance, planning and advice;
•	requests for technical advice from taxing authorities;
•	assistance with tax audits and appeals; and
•	preparation of expatriate tax returns.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy

All of the services performed by Deloitte & Touche LLP in 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review and revise at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firms in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman updates the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

ADDITIONAL INFORMATION

Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2009. Written requests should be mailed to Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.

Shareholder Proposals to be Included in the Company’s Proxy Statement. To be considered for inclusion in proxy materials for our 2011 annual meeting of shareholders, a shareholder proposal must be received by the Company by December 6, 2010.

Shareholder Proposals Not in the Company’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Company’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Senior Vice President of Legal and Corporate Affairs, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2010 annual meeting of shareholders, to be timely, the notice must be received by the Company no earlier than December 6, 2010, and no later than January 5, 2011.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2011 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at the annual meeting if we fail to receive notice of the stockholder’s proposal for the meeting by January 5, 2011.

Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the Company if elected.

If the number of directors to be elected is increased and there is no public announcement naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by any increase) if delivered to the Secretary no later than the close of business on the tenth day following the day on which the public announcement is first made.

Shareholders may also nominate candidates for election to the Board of Directors at any special meeting of shareholders held for the purpose of electing directors in accordance with the bylaws by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If the officer does so, the officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Timothy P. Boyle
Timothy P. Boyle President and Chief Executive Officer

Portland, Oregon

April 5, 2010

2009 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 25, 2010

3:00 p.m. Pacific Time

Columbia Sportswear Company

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

DIRECTIONS

From I-5 North of Portland:

•	Take I-5 South to I-405 South

•	Follow I-405 South to Hwy. 26 West

From I-5 South of Portland:

•	Take I-5 North to Hwy. 217 North

•	Follow Hwy. 217 North to Hwy 26 West

From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14375 NW Science Park Drive.

COLUMBIA

SPORTSWEAR COMPANY

COLUMBIA SPORTSWEAR COMPANY

14375 NW SCIENCE PARK DRIVE

PORTLAND, OR 97229

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22015-P88394

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

COLUMBIA SPORTSWEAR COMPANY

The Board of Directors recommends that you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees:

01) Gertrude Boyle 06) Andy D. Bryant

02) Timothy P. Boyle 07) Edward S. George

03) Sarah A. Bany 08) Walter T. Klenz

04) Murrey R. Albers 09) John W. Stanton

05) Stephen E. Babson

The Board of Directors recommends you vote FOR the following proposal:

2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2009 Annual Report to Shareholders are available at www.proxyvote.com.

M22016-P88394

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 25, 2010

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Bryan L. Timm and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 25, 2010 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.